UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York		14450
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2011, PAETEC Holding Corp. (“PAETEC Holding”) entered into an Amended and Restated Credit Agreement, dated as of May 31, 2011 (the “Credit Agreement”), among PAETEC Holding, as Borrower, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as Co-Documentation Agents. The Credit Agreement amends and restates the Credit Agreement, dated as of February 28, 2007, as amended (the “Original Credit Agreement”), among PAETEC Holding, as Borrower, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and CIT Lending Services Corporation, as Documentation Agent.

Under the Credit Agreement, the lenders have made available to PAETEC Holding $225 million of senior secured credit facilities consisting of the following:

•	a $100 million term loan credit facility under which PAETEC Holding obtained term loans on May 31, 2011 in an aggregate principal amount of $100 million; and

•	a revolving credit facility under which PAETEC Holding may obtain from time to time revolving loans of up to an aggregate principal amount of $125 million outstanding at any time.

PAETEC Holding is the borrower under the term loan and revolving credit facilities. All obligations under the facilities are unconditionally guaranteed on a senior secured basis by all of PAETEC Holding’s directly and indirectly owned domestic subsidiaries, except as expressly provided in the Credit Agreement (such subsidiary guarantors collectively with PAETEC Holding, the “PAETEC loan parties”). The obligations of the PAETEC loan parties under the credit facilities are secured by first-priority liens on, and first-priority security interests in, substantially all of their assets.

PAETEC Holding may elect, subject to pro forma compliance with a total leverage ratio covenant and other conditions, to solicit the lenders under the Credit Agreement or other prospective lenders to extend up to $300 million in aggregate principal amount of additional loans under the credit facilities.

Borrowings under the credit facilities may be used for working capital, capital expenditures and general corporate purposes, including payment of outstanding borrowings incurred by PAETEC Holding under the Original Credit Agreement and payment of the merger consideration and other costs and expenses related to the completion of PAETEC Holding’s previously announced acquisition by merger of XETA Technologies, Inc. See Item 2.03 of this report for information about the application of the $100 million of term loan borrowings incurred by PAETEC Holding on the credit facility closing date of May 31, 2011. A portion of the revolving credit facility is available for the issuance of letters of credit to support PAETEC Holding’s operating requirements.

The term loan facility will mature on May 31, 2018. PAETEC Holding will be required to make quarterly principal payments of $250,000 beginning in the quarter ending June 30, 2011 and continuing each quarter through the term loan facility maturity date. In addition, PAETEC Holding will be required to make principal repayments under the term loan facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, and insurance recovery and condemnation events.

The revolving credit facility will mature on May 31, 2016 except that, if more than $25 million in aggregate principal amount of PAETEC Holding’s outstanding 9.5% Senior Notes due 2015 are outstanding on January 15, 2015, the revolving credit facility will mature on January 15, 2015. There are no scheduled principal payments under the revolving loans. Any outstanding revolving loans will be payable in full on the revolving loan maturity date.

Interest accrued on borrowings outstanding under the credit facilities generally is payable on a monthly or quarterly basis. The term loan borrowings bear interest, at PAETEC Holding’s option, at an annual rate equal to either a specified base rate plus a margin of 2.50%, or the applicable London interbank offered rate (“LIBOR”) plus a margin of 3.50%. The margin applicable to loans under the revolving credit facility is subject to specified reductions based on certain reductions in the company’s total leverage ratio and is either the specified base rate plus a margin of 1.75% to 2.25% or LIBOR plus a margin of 2.75% to 3.25%. The base rate is equal to the highest of a specified prime lending rate, the overnight federal funds rate plus 0.50%, one month LIBOR plus 1.00%, and, with respect to term loan borrowings, 2.50%. Subject to availability and other conditions, PAETEC Holding has the right to select interest periods of 1, 2, 3, 6 or, in the case of the revolving credit facility borrowings (subject to the approval of the revolving credit lenders), 9 or 12 months for LIBOR loans.

The Credit Agreement contains customary representations and warranties by PAETEC Holding, as well as customary events of default. The Credit Agreement requires the PAETEC loan parties to comply with affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the PAETEC loan parties, subject to specified exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay certain other indebtedness, enter into transactions with affiliated persons, make investments, change the nature of their businesses and amend the terms of certain other indebtedness. The Credit Agreement permits the incurrence of $55 million of non-recourse debt for the acquisition and construction of PAETEC Holding’s new corporate headquarters.

PAETEC Holding is required to satisfy a total leverage ratio under which the ratio of its consolidated debt to its adjusted consolidated EBITDA (as defined for purposes of the Credit Agreement) will not be permitted to be greater than (a) 5.00:1.00 on the last day of any fiscal quarter ending before December 31, 2011 or (b) 4:75:1.00 on the last day of any fiscal quarter ending on or after December 31, 2011.

Upon the effectiveness of the Credit Agreement, the credit facilities under the Original Credit Agreement and all commitments of the lenders thereunder were terminated.

Bank of America, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC or their affiliates have provided investment banking services to PAETEC and/or have been lenders under PAETEC’s senior secured credit facilities.

The information set forth under Items 2.03 and 8.01 of this report is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth under Items 1.01 and 8.01 of this report is incorporated by reference in this Item 2.03.

On May 31, 2011, upon the closing of the transactions under the Credit Agreement for PAETEC Holding’s new senior secured credit facilities described under Item 1.01 of this report, PAETEC Holding became obligated as the borrower, and, except as expressly provided in the Credit Agreement, PAETEC Holding’s directly and indirectly owned domestic subsidiaries became obligated as guarantors, under $100 million in aggregate principal amount of first-lien secured indebtedness under the term loan facility. PAETEC Holding and its subsidiaries applied or will apply the proceeds of such indebtedness as follows:

•

approximately $69.5 million to pay the merger consideration and associated costs and expenses related to the completion on May 31, 2011 of PAETEC Holding’s previously announced acquisition by merger of XETA Technologies, Inc., including repayment of borrowings outstanding under the acquired company’s revolving line of credit;

•	approximately $25.1 million to repay in full all outstanding revolving loans incurred under the Original Credit Agreement; and

•	the remaining proceeds to pay fees and expenses incurred in connection with the new credit facilities, and for other general corporate purposes.

PAETEC Holding received gross proceeds of $99.8 million from its $100 million of borrowings under the term loan facility.

Subject to conditions of availability under the revolving credit facility, PAETEC Holding may become obligated as the borrower, and PAETEC Holding’s directly and indirectly owned domestic subsidiaries may become obligated as guarantors, under up to $125 million in aggregate principal amount of additional first-lien secured indebtedness outstanding at any time.

The Credit Agreement contains customary events of default, including an event of default upon a change of control of PAETEC Holding. An event of default will occur under the new credit facilities if PAETEC Holding or, in some circumstances, another PAETEC loan party fails to make any payment when due, fails to comply with affirmative or negative covenants, makes a material misrepresentation, defaults on other specified indebtedness, fails to discharge specified judgments, loses a material license or governmental approval, becomes subject to specified claims under ERISA or environmental laws, or becomes subject to specified events of bankruptcy, insolvency, reorganization or similar events. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lenders would have the right to accelerate repayment of the indebtedness under the credit facilities to the extent provided in the Credit Agreement and other credit documents and applicable law.

Item 8.01	Other Events.

The information set forth under Items 1.01 and 2.03 of this report is incorporated by reference in this Item 8.01.

On May 31, 2011, PAETEC Holding completed its previously announced acquisition by merger of XETA Technologies, Inc (“XETA”) pursuant to the Agreement and Plan of Merger, dated February 8, 2011 (the “Merger Agreement”), by and among PAETEC Holding, Hera Corporation, an indirect wholly-owned subsidiary of PAETEC Holding, and XETA. Under the terms of the Merger Agreement, Hera Corporation merged with and into XETA (the “Merger”), with XETA continuing as the surviving corporation of the Merger and as an indirect wholly-owned subsidiary of PAETEC Holding.

At the effective time of the Merger, each share of XETA common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of XETA and any shares owned by PAETEC Holding or any of its subsidiaries) was converted into the right to receive $5.50 in cash, without interest (the “Merger Consideration”). In addition, immediately prior to the effective time of the Merger, all remaining forfeiture restrictions applicable to restricted shares of XETA common stock under XETA’s 2004 Omnibus Stock Incentive Plan expired and the holders thereof became entitled to receive the Merger Consideration with respect to each such share. Certain options to purchase shares of XETA common stock outstanding immediately prior to the effective time of the Merger became fully vested immediately prior to the effective time. Holders of warrants and vested options to purchase XETA common stock became entitled to receive (in each case, in accordance with the terms of their respective plans and agreements) the product of (a) the number of shares of XETA common stock that would have been acquired upon the exercise of the warrant or stock option, multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price to acquire a share of XETA common stock under such warrant or stock option. The total Merger Consideration was approximately $61 million.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Merger Agreement, which was previously filed as Exhibit 2.1 to PAETEC Holding’s Current Report on Form 8-K filed on February 10, 2011 with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. PAETEC Holding herewith files the following exhibit:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated February 8, 2011, among PAETEC Holding Corp., Hera Corporation and XETA Technologies, Inc. (including form of Voting Agreement). Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 10, 2011 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: May 31, 2011	/s/ Mary K. O’Connell
Mary K. O’Connell
Executive Vice President, General Counsel and Secretary (Duly Authorized Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated February 8, 2011, among PAETEC Holding Corp., Hera Corporation and XETA Technologies, Inc. (including form of Voting Agreement). Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 10, 2011 and incorporated herein by reference.